Exhibit 99.1

Contact: Jerald L. Shaw, President Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

ANCHOR BANCORP
REPORTS FOURTH QUARTER AND FISCAL 2015 EARNINGS

Lacey, WA (July 27, 2015) - Anchor Bancorp (NASDAQ - ANCB) (“Company”), the holding company for Anchor Bank (“Bank”), today reported net income of $624,000 or $0.25 per diluted share, for the fourth quarter of its fiscal year ended June 30, 2015 compared to net income of $298,000 or $0.12 per diluted share for the same period last year.  For the fiscal year ended June 30, 2015 the Company reported net income of $9.8 million or $3.97 per diluted share, which includes an $8.2 million tax benefit related to the reversal of the valuation allowance on deferred tax assets ("DTA") compared to net income of $423,000 or $0.17 per diluted share for the fiscal year ended June 30, 2014.

“This is the first quarter where we believe our expenses related to nonperforming assets have reached a normalized level, as reflected by the $1.2 million decrease in real estate owned related expenses during fiscal 2015 as compared to fiscal 2014.  Our nonperforming assets are at their lowest levels since 2008.  Although our results for fourth quarter include a non-recurring loss of $758,000 from the sale of two loan center facilities, the long term impact of these closings is beneficial as future operating expenses related to these facilities will be eliminated.  Our net interest margin continues to be strong increasing 18 basis points during the year to 4.05%", stated Jerald L. Shaw, the Company’s President and Chief Executive Officer.

Fiscal Fourth Quarter Highlights

•	Total classified loans decreased $2.9 million or 44.3% to $3.7 million at June 30, 2015 from $6.6 million at June 30, 2014 and were $5.1 million at March 31, 2015;
•	Total delinquent loans (past due 30 days or more) decreased $3.9 million or 52.0% to $3.6 million at June 30, 2015 from $7.5 million at June 30, 2014;
•	Our allowance for loan losses to nonperforming loans increased to 185.0% at June 30, 2015 from 98.1% at June 30, 2014;
•	Net interest margin ("NIM") increased 21 basis points to 4.14% for the quarter ended June 30, 2015 compared to 3.93% for the quarter ended June 30, 2014; and
•	No provision for loan losses was recorded for the quarter and year ended June 30, 2015 or for the quarter and year ended June 30, 2014.

Credit Quality

Total delinquent loans (past due 30 days or more), decreased $3.9 million, or 52.0% to $3.6 million at June 30, 2015 from $7.5 million at June 30, 2014.  The percentage of nonperforming loans, which includes nonaccrual loans and accruing loans which are 90 days or more past due, to total loans decreased to 0.7% at June 30, 2015 from 1.6% at June 30, 2014.  As a result of our steady improvement in our asset quality we have not recorded a provision for loan losses since March 31, 2013. The allowance for loan losses of $3.7 million at June 30, 2015 represented 1.3% of loans receivable and 185.0% of nonperforming loans. This compares to an allowance for loan losses of $4.6 million at June 30, 2014, representing 1.6% of loans receivable and 98.1% of nonperforming loans.

Anchor Bancorp
July 27, 2015

Nonperforming loans decreased by $603,000 to $2.0 million at June 30, 2015 from $2.6 million at March 31, 2015, $2.8 million at December 31, 2014 and $4.7 million at June 30, 2014.  Nonperforming loans consisted of the following at the dates indicated:

	June 30, 2015	March 31, 2015	December 31, 2014	June 30, 2014
		(In thousands)
Real estate:
One-to-four family	$1,263	$2,104	$2,124	$2,101
Multi-family	—	351	374	158
Commercial	—	—	—	2,070
Land	—	—	70	150
Total real estate	1,263	2,455	2,568	4,479
Consumer:
Home equity	—	—	75	—
Automobile	—	—	—	—
Credit cards	6	6	5	—
Other	31	31	32	—
Total consumer	37	37	112	—
Business:
Commercial business	711	122	122	235
Total	$2,011	$2,614	$2,802	$4,714

We restructure our delinquent loans, when appropriate, so our borrowers can continue to make payments while minimizing the Company's potential loss.  As of June 30, 2015, March 31, 2015, December 31, 2014 and June 30, 2014 there were 39, 42, 43 and 45 loans, respectively, with aggregate net principal balances of $9.8 million, $10.6 million, $10.8 million and $11.3 million, respectively, classified as “troubled debt restructurings,” of which, $902,000, $1.2 million, $1.5 million, and $2.2 million, respectively, were included in the nonperforming loans above.

As of June 30, 2015, the Company had eight real estate owned ("REO") properties with an aggregate book value of $797,000 compared to 10 properties with an aggregate book value of $676,000 at March 31, 2015 and 20 properties with an aggregate book value of $5.1 million at June 30, 2014.  The decrease in number of properties during the year ended June 30, 2015 was primarily attributable to ongoing sales of residential properties and two commercial real estate properties with a net book value of $4.0 million.  During the quarter ended June 30, 2015, the Company sold two residential real estate properties for $154,000 and two land parcels for $85,000 resulting in an aggregate gain on sale of $14,000.  At June 30, 2015, the largest of the REO properties was a residential real estate property with an aggregate book value of $257,000 located in Grays Harbor County, Washington.

Anchor Bancorp
July 27, 2015

Capital

As of June 30, 2015, the Bank exceeded all regulatory capital requirements with, Tier 1 Leverage-Based Capital, Common Equity Tier 1 Capital (CET1), Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of  14.3%, 16.2%, 16.2% and 17.4%, respectively.  As of June 30, 2014, these ratios were 13.6%, 16.8%, and 18.0%, respectively.  The CET1 ratio is a new regulatory capital ratio required beginning for the quarter ended March 31, 2015.  The Bank paid a $5.0 million cash dividend to Anchor Bancorp.  The dividend will be used to support the Company's operations including the possible repurchase of the Company's common stock.

Anchor Bancorp exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, CET1, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 16.6%, 19.0%, 19.0%, and 20.1% as of June 30, 2015.  As of June 30, 2014, these ratios were 14.0%, 17.1% and 18.3%, respectively.

Balance Sheet Review

Total assets decreased by $9.9 million, or 2.5%, to $379.2 million at June 30, 2015 from $389.1 million at June 30, 2014. Federal Home Loan Bank ("FHLB") stock decreased $5.2 million, or 85.9% to $853,000 and REO decreased $4.3 million, or 84.3% to $797,000 during the year ended June 30, 2015. The FHLB stock decreased due to the merger of the Seattle FHLB with Des Moines FHLB.  Our excess FHLB Seattle stock was redeemed upon the merger in June 2015.  Securities available-for-sale and held-to-maturity decreased $9.4 million, or 24.0% and $1.1 million, or 13.1%, respectively. The decreases in these portfolios were primarily the result of contractual principal repayments and the sale of five securities totaling $2.4 million resulting in a gain of $47,000. These declines were partially offset by an increase in the DTA, net, of $8.3 million as the valuation allowance was reversed on December 31, 2014 due to the Company's return to profitability and its expectations of sustainable profitability for future periods.

Loans receivable, net, increased $1.9 million or 0.7% to $283.4 million at June 30, 2015 from $281.5 million at June 30, 2014 as a result of new loan production exceeding principal reductions and loans transferred to REO.  Commercial real estate loans increased $20.5 million or 19.0% to $128.3 million at June 30, 2015 from $107.8 million at June 30, 2014.  Of that increase $7.7 million is related to retail space and $5.7 million to office space with balances at June 30, 2015 of $17.2 million and $21.2 million, respectively.  Commercial business loans increased $2.3 million or 13.4% to $19.0 million at June 30, 2015 from $16.7 million at June 30, 2014.  Partially offsetting these increases were construction and land loans decreasing $8.0 million, net, or 50.7% to $15.8 million at June 30, 2015 from $23.8 million at June 30, 2014. In addition, one-to-four family loans decreased $5.1 million or 8.0% to $57.9 million from $63.0 million at June 30, 2014.  Multi-family loans decreased $4.3 million or 9.0% to $43.2 million at June 30, 2015 from $47.5 million at June 30, 2014.  In addition, consumer loans decreased $4.4 million or 15.6% to $23.9 million at June 30, 2015 from $28.3 million at June 30, 2014 as consumers continue to reduce their debt. The demand for loans in our market area has been modest during the current economic recovery.

Anchor Bancorp
July 27, 2015

Loans receivable consisted of the following at the dates indicated:

	June 30, 2015	March 31, 2015	June 30, 2014
	(In thousands)
Real estate:
One-to-four family	$57,944	$59,863	$63,009
Multi-family	43,249	42,015	47,507
Commercial	128,306	112,358	107,828
Construction	11,731	22,010	19,690
Land loans	4,069	4,130	4,126
Total real estate	245,299	240,376	242,160

Consumer:
Home equity	17,604	18,512	20,894
Credit cards	3,289	3,233	3,548
Automobile	686	776	1,073
Other consumer	2,347	2,299	2,838
Total consumer	23,926	24,820	28,353

Business:
Commercial business	18,987	17,276	16,737

Total Loans	288,212	282,472	287,250

Less:
Deferred loan fees	1,047	1,062	1,100
Allowance for loan losses	3,721	3,818	4,624
Loans receivable, net	$283,444	$277,592	$281,526

Anchor Bancorp
July 27, 2015

Total liabilities decreased $19.2 million between June 30, 2015 and June 30, 2014, primarily as the result of a decline in our interest bearing deposits, mostly certificates of deposit, of $14.8 million or 5.5% and a decrease in FHLB advances of $7.5 million or 42.9% to $10.0 million.

Deposits consisted of the following at the dates indicated:

	June 30, 2015		March 31, 2015		June 30, 2014
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Noninterest-bearing demand deposits	$44,719	15.0%	$42,208	14.1%	$41,149	13.2%
Interest-bearing demand deposits	22,448	7.5	22,084	7.4	22,771	7.3
Money market accounts	63,916	21.3	64,876	21.8	69,610	22.4
Savings deposits	42,399	14.1	41,864	14.0	39,693	12.8
Certificates of deposit	126,330	42.1	127,193	42.7	137,811	44.3
Total deposits	$299,812	100.0%	$298,225	100.0%	$311,034	100.0%

Total stockholders' equity increased $10.0 million or 18.7% to $63.7 million at June 30, 2015 from $53.7 million at June 30, 2014. The increase was primarily the result of income of $9.8 million of which $8.3 million was from the reversal of our deferred tax asset valuation allowance and $1.5 million from operating income for year the ended June 30, 2015.

Operating Results

Net interest income. Net interest income before the provision for loan losses remained virtually unchanged at $3.5 million for the quarters ended June 30, 2015 and June 30, 2014.  For the year ended June 30, 2015, net interest income before the provision for loan losses decreased $298,000 or 2.1% to $13.8 million from $14.1 million for fiscal 2014. Average loans receivable, net, for the quarter ended June 30, 2015 increased $2.1 million or 0.7% to $284.3 million from $282.2 million for the quarter ended June 30, 2014.  For the year ended June 30, 2015, average loans receivable, net, increased $271,000 or 0.1% to $282.8 million from $282.6 million for the year ended June 30, 2014.

The Company's net interest margin increased 21 basis points to 4.14% for the fourth quarter ended June 30, 2015 from 3.93% for the comparable period in 2014.  The yield on mortgage-backed securities increased to 2.06% from 1.88% for the same period in the prior year. The average yield on interest-earning assets increased seven basis points to 4.98% from 4.91% for the quarters ended June 30, 2015 and 2014.  The average cost of interest-bearing liabilities decreased 13 basis points to 1.06% for the fourth quarter ended June 30, 2015 compared to 1.19% for the same period in the prior year. For the year ended June 30, 2015, the Company's net interest margin increased 18 basis points to 4.05% compared to 3.87% for the year ended June 30, 2014.  The improvement in our net interest margin compared to the same quarter last year and a year ago reflects a significant reduction in the adverse effect of nonperforming assets and reductions in the cost of deposits and FHLB advances. The average yield on interest-earning assets increased eight basis points to 4.96% for the year ended June 30, 2015 compared to 4.88% for the same period in the prior year. The average cost of interest-bearing liabilities decreased seven basis points to 1.13% for the year ended June 30, 2015 compared to 1.20% for the same period of the prior year reflecting the low interest rate environment that has persisted throughout the year.

Provision for loan losses. In connection with its analysis of the loan portfolio at June 30, 2015, management determined that no provision for loan losses was required for the quarter ended June 30, 2015 and there was no provision for the same period of the prior year.  There was no provision for loan losses for both years ended June 30, 2015 and 2014, reflecting management's analysis of the general loan loss reserve adequacy and improvement in the portfolio credit quality.

Noninterest income. Noninterest income increased $658,000, or 66.0%, to $1.7 million for the quarter ended June 30, 2015 compared to $1.0 million for the same quarter a year ago. The increase in noninterest income was primarily attributable to the $480,000 or 363.6% increase in bank owned life insurance in the quarter ended June 30, 2015 to $612,000 compared to $132,000 for the same quarter a year ago primarily due to the receipt of $479,000 related to a former Anchor Bank executive's

Anchor Bancorp
July 27, 2015

insurance death benefit.  In addition, other income increased $257,000, or 257.0% to $357,000 in the same period in 2014 primarily due to a large prepayment on a commercial real estate loan.  The increase was offset by a decline of $81,000, or 19.5% to $335,000 for deposit service fees as compared to the same quarter a year ago.  Noninterest income increased 10.5% to $4.5 million during the year ended June 30, 2015 compared to $4.1 million for the same period in 2014 primarily for the same reasons discussed above for the quarter.

Noninterest expense. Noninterest expense increased $483,000, or 11.6%, to $4.6 million for the quarter ended June 30, 2015 from $4.2 million for the quarter ended June 30, 2014 primarily due to a loss on sale of premises, $758,000 for our Aberdeen Loan Center locations.  Gain on sale of REO property decreased $350,000 or 96.2% to $14,000 from $364,000 and REO impairment expense declined $276,000 or 174.7% to a recovery of $(118,000) from a write down of $158,000 for the same period last year.  REO holding costs declined by $97,000 to $20,000 for the quarter ended June 30, 2015 as compared to $117,000 for the same quarter last year.  Noninterest expense decreased $953,000 or 5.4% in the year ended June 30, 2015 to $16.8 million from $17.8 million for the year ended June 30, 2014.  The decrease was primarily due to a decrease in REO impairment expense of $1.1 million and REO holding costs decrease of $180,000 or 40.3% from $447,000 to $267,000 as compared to the same period in 2014, reflecting the stabilization in real estate prices in our market.  In addition our general and administrative expenses decreased $423,000 or 13.7% during the year ended June 30, 2015 to $2.7 million from $3.1 million last year reflecting our focus on cost control.

About the Company
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 11 full-service banking offices (including one Wal-Mart in-store location) within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, Washington. The Company's common stock is traded on the NASDAQ Global Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks (“Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings and other factors described in the Company’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.anchornetbank.com and on the SEC’s website at www.sec.gov. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2015 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

Anchor Bancorp
July 27, 2015

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands), (unaudited)	June 30, 2015	March 31, 2015	June 30, 2014

ASSETS
Cash and cash equivalents	$14,450	$12,885	$14,758
Securities available-for-sale, at fair value	29,565	31,359	38,917
Securities held-to-maturity, at amortized cost	7,617	7,903	8,765
Loans held for sale	505	—	—
Loans receivable, net of allowance for loan losses of $3,721, $3,818 and $4,624	283,444	277,592	281,526
Life insurance investment, net of surrender charges	19,001	19,835	19,428
Accrued interest receivable	1,069	1,045	1,236
Real estate owned, net	797	676	5,067
Federal Home Loan Bank (FHLB) stock, at cost	853	5,859	6,046
Property, premises and equipment, net	10,370	11,212	11,313
Deferred tax asset, net	8,867	8,696	555
Prepaid expenses and other assets	2,691	1,227	1,517
Total assets	$379,229	$378,289	$389,128
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$44,719	$42,208	$41,149
Interest-bearing	255,093	256,017	269,885
Total deposits	299,812	298,225	311,034

FHLB advances	10,000	10,000	17,500
Advance payments by borrowers for taxes and insurance	1,002	1,583	891
Supplemental Executive Retirement Plan liability	1,814	1,704	1,715
Accounts payable and other liabilities	2,879	3,610	4,313
Total liabilities	315,507	315,122	335,453

STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value per share authorized 5,000,000 shares; no shares issued or outstanding	—	—	—
Common stock, $0.01 par value per share, authorized 45,000,000 shares; 2,550,000 shares issued at June 30, 2015, March 31, 2015 and June 30, 2014 and 2,480,865, 2,479,143 and 2,473,981 shares outstanding at June 30, 2015, March 31, 2015 and June 30, 2014, respectively	25	25	25
Additional paid-in capital	23,404	23,376	23,293
Retained earnings, substantially restricted	41,740	41,116	31,914
Unearned Employee Stock Ownership Plan (ESOP) shares	(736)	(745)	(797)
Accumulated other comprehensive loss, net of tax	(711)	(605)	(760)
Total stockholders’ equity	63,722	63,167	53,675
Total liabilities and stockholders’ equity	$379,229	$378,289	$389,128

Anchor Bancorp
July 27, 2015

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share data) (unaudited)	Three Months Ended June 30,		Year Ended June 30,
	2015	2014	2015	2014
Interest income:
Loans receivable, including fees	$3,987	$4,076	$16,006	$16,718
Securities	15	18	57	115
Mortgage-backed securities	195	227	823	956
Total interest income	4,197	4,321	16,886	17,789
Interest expense:
Deposits	677	707	2,730	2,936
FHLB advances	29	158	346	745
Total interest expense	706	865	3,076	3,681
Net interest income before provision for loan losses	3,491	3,456	13,810	14,108
Provision for loan losses	—	—	—	—
Net interest income after provision for loan losses	3,491	3,456	13,810	14,108
Noninterest income
Deposit service fees	335	416	1,381	1,562
Other deposit fees	184	198	735	790
Gain on sale of investments	—	—	47	—
Loans fees	162	144	588	657
Gain (loss) on sale of loans	5	7	(15)	8
Bank owned life insurance	612	132	1,019	549
Other income	357	100	748	509
Total noninterest income	1,655	997	4,503	4,075
Noninterest expense
Compensation and benefits	2,025	2,054	8,003	8,100
General and administrative expenses	632	738	2,663	3,086
Real estate owned (recoveries) impairment, net	(118)	158	32	1,090
Real estate owned holding costs	20	117	267	447
Federal Deposit Insurance Corporation (FDIC) insurance premiums	31	115	342	505
Information technology	438	410	1,739	1,710
Occupancy and equipment	513	457	1,944	1,833
Deposit services	99	262	570	725
Marketing	254	208	710	679
Loss (gain) on sale of property, premises and equipment	758	—	820	(8)
Gain on sale of real estate owned	(14)	(364)	(283)	(407)
Total noninterest expense	4,638	4,155	16,807	17,760
Income before provision for income taxes	508	298	1,506	423
Provision for income taxes	(116)	—	(8,321)	—
Net income	$624	$298	$9,827	$423
Basic earnings per share	$0.25	$0.12	$3.97	$0.17
Diluted earnings per share	$0.25	$0.12	$3.97	$0.17

Anchor Bancorp
July 27, 2015

	As of or For the Quarter Ended (unaudited)
	June 30, 2015	March 31, 2015	December 31, 2014	June 30, 2014
	(Dollars in thousands)
SELECTED PERFORMANCE RATIOS
Return on average assets (1)	0.67%	0.33%	2.67%	0.30%
Return on average equity (2)	4.82	2.32	19.35	2.31
Average equity-to-average assets (3)	13.96	14.15	13.82	13.17
Interest rate spread(4)	3.92	3.85	3.84	3.72
Net interest margin (5)	4.14	4.07	4.06	3.93
Efficiency ratio (6)	90.1	127.0	123.1	93.3
Average interest-earning assets to average interest-bearing liabilities	126.3	89.9	89.9	121.0
Other operating expenses as a percent of average total assets	5.0	4.1	4.2	4.3

CAPITAL RATIOS (Anchor Bank)
Tier 1 leverage	14.3	16.3	16.2	13.6
Common equity Tier 1 capital (7)	16.2	19.0	N/A	N/A
Tier 1 risk-based	16.2	19.0	19.4	16.8
Total risk-based	17.4	20.2	20.7	18.0

ASSET QUALITY
Nonaccrual and loans 90 days or more past due and still accruing interest as a percent of total loans	0.7	0.9	1.0	1.6
Allowance for loan losses as a percent of total loans	1.3	1.4	1.4	1.6
Allowance as a percent of total nonperforming loans	185.0	146.1	142.8	98.1
Nonperforming assets as a percent of total assets	0.7	0.9	0.9	2.5
Net charge-offs (recoveries) to average outstanding loans	0.03	0.06	0.00	(0.15)
Classified loans	$3,682	$5,093	$5,326	$6,608
________________
(1)	Net income divided by average total assets, annualized.
(2)	Net income divided by average equity, annualized.
(3)	Average equity divided by average total assets.
(4)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5)	Net interest income as a percentage of average interest-earning assets.
(6)	Noninterest expense divided by the sum of net interest income and noninterest income.
(7)	The common equity Tier 1 capital ratio was required beginning the quarter ended March 31, 2015.